3: Deutsche Small Cap Portfolio - 10f3

Deutsche Small Cap Portfolio - 10f3

Transactions - Q2 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Province Healthcare Company	Community Health Sys	Accredo Health Inc.
Underwriters	Merrill Lynch, CS First Boston, DBSI, First Union Securities, FleetBoston Robertson Stephens, Warburg Dillon Read	Merrill Lynch, Banc of America Securities, Chase H&Q, CS First Boston, Goldman Sachs, Morgan Stanley Dean Witter, etc.	Hambrecht & Quist, Nationsbanc Montgomery Securities, Suntrust Equitable, etc., including BT Alex Brown
Years of continuous operation, including predecessors	>3	>3	>3
Security	PRHC	CYH	ACDO
Is the affiliate a manager or co-manager of offering?	Yes	No	No
Name of underwriter or dealer from which purchased	Merrill Lynch	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	4/7/2000	6/8/2000	4/15/1999

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 95,979,888	$ 243,750,000	$ 44,640,000
Total	$ 95,979,888	$ 243,750,000	$ 44,640,000

Public offering price	23.875	13.00	16.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$ 1.19 (4.98%)	$ .78 (6%)	$ 1.12 (7%)

Shares purchased	33,700	n/a	n/a
$ amount of purchase	$ 804,587.50	n/a	n/a

% of offering purchased by fund	0.838%	n/a	n/a
% of offering purchased by associated funds*	0	n/a	n/a
Total	0.838%	n/a	n/a
*Small Cap Active Equity